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Exhibit 99.1

                                                            [HanoverDirect Logo]
FOR IMMEDIATE RELEASE

CONTACT:  Hanover Direct, Inc                               MWW Group
          Charles Blue                                      Rich Tauberman
          S.V.P. & Chief Financial Officer                  Tel: (201) 507-9500
          Tel: (201) 272-3389


                HANOVER DIRECT ANNOUNCES EXTENSION OF LISTING BY
                             AMERICAN STOCK EXCHANGE

EDGEWATER, NJ, August 05, 2004 - Hanover Direct, Inc. (AMEX: HNV) today announced that the American Stock Exchange (the "Exchange") had accepted the Company's plan of compliance and granted the Company an extension of time until November 21, 2005 to regain compliance with the Exchange's continued listing standards.

As previously reported, the Company received a letter dated May 21, 2004 (the "Letter") from the Exchange advising that a review of the Company's Form 10-K for the period ended December 27, 2003 indicates that the Company does not meet certain of the Exchange's continued listing standards as set forth in Part 10 of the Exchange's Company Guide. Specifically, the Company is not in compliance with Section 1003(a)(i) of the Company Guide with shareholders' equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of its three most recent fiscal years; and Section 1003(a)(ii) of the Company Guide with shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years; and Section 1003(a)(iii) of the Company Guide with shareholders' equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years. The Exchange requested that the Company contact the Exchange by June 4, 2004 to confirm receipt of the Letter, discuss any possible financial data of which the Exchange's staff may be unaware, and indicate whether or not the Company intends to submit a plan of compliance. In order to maintain its listing on the Exchange, the Company had to submit a plan to the American Stock Exchange by June 22, 2004, advising the Exchange of action it has taken, or will take, that would bring it into compliance with the continued listing standards of the Exchange by November 24, 2005 (18 months of receipt of the Letter). The Company submitted a plan to the Exchange on June 22, 2004 and on August 3, 2004 the Exchange notified the Company that it accepted the Company's plan of compliance and granted the Company an extension of time until November 21, 2005 to regain compliance with the continued listing standards.

The Company will be subject to periodic review by Exchange staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued

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listing standards by the end of the extension period on November 21, 2005 could result in the Company being delisted from the Exchange. There can be no assurance that the Company will be able to maintain the listing of its Common Stock on the Exchange.

About Hanover Direct, Inc.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company's catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.

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